Exhibit 99.1
Independent Auditors on Report of Financial Statement Schedule
To the Shareholders of Corel Corporation:
Our integrated audit of Corel Corporation’s 2008 consolidated financial statements and of its internal control over financial reporting as of November 30, 2008 and our audit of its 2007 and 2006 consolidated financial statements referred to in our report dated February 6, 2009 appearing in this Annual Report on Form 10-K also included an audit of the financial statement schedule listed in Item 15(a)(2) of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.
/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants
Ottawa, Ontario
February 6, 2009

Schedule II Corel Corporation
— Valuation and Qualifying Accounts
(in thousands of USD)

	Balance
	at	Additions	Deductions,	Balance
	Beginning	Charged	Returns,	at
	of	to Expenses	and	End of
	Period	or Revenue	Write-offs	Period
Allowance for Doubtful Accounts
Year ended November 30, 2008	1,366	1,092	1,101	1,357
Year ended November 30, 2007	1,003	401	38	1,366
Year ended November 20, 2006	1,117	198	312	1,003
Promotional rebates
Year ended November 30, 2008	715	5,564	5,321	958
Year ended November 30, 2007	2,803	10,664	12,752	715
Year ended November 30, 2006	1,048	11,125	9,370	2,803
Allowance for Sales Returns
Year ended November 30, 2008	6,403	10,997	12,650	4,750
Year ended November 30, 2007	8,024	10,071	11,692	6,403
Year ended November 30, 2006	6,900	11,919	10,795	8,024